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                                                                  EXHIBIT 10.28
January 25, 2000

Phillip Radlick, Ph.D.
President/CEO
Cardima Incorporated
47266 Benicia Street
Fremont, CA  94538

Dear Phil:

Attached to this letter agreement is an executed distribution agreement between Cardima Incorporated ("Cardima") and St. Jude Medical, Inc. ("St. Jude"). In conjunction with the effectiveness of this distribution agreement, St. Jude agrees as follows:

1. Subject to the conditions precedent that follow, St. Jude will invest three million dollars ($3,000,000) in the equity of Cardima ("the Investment") at such time as the conditions precedent are satisfied;

2. St. Jude will not be obligated to make the Investment unless and until Cardima has legally binding commitments for at least an additional six million dollar equity investment from third parties to be funded at the same time as the St. Jude investment ("the Financing Round");

3. St. Jude will agree to a valuation for the Investment equal to the valuation at which the remainder of the Financing Round commits, up to a maximum share price of $2.50/share, so long as the investors providing at least 50% of the Financing Round are "independent" of Cardima (i.e. not directly or indirectly under Cardima's control);

4. At the sole discretion of St. Jude, and subject to appropriate and sufficient Cardima collateral being provided, in the event that sufficient funds are committed to the subject Financing Round, St. Jude will provide up to one (out of the three) million dollars of bridge financing, if necessary to carry Cardima to the closing of the Financing Round; and,

5. In the event that the Financing Round has not been funded and completed as specified above on or before March 31, 2000, all of St. Jude's obligations set forth herein shall terminate.
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I look forward to hearing from you as the Financing Round progresses, and to our mutual success pursuant to the Distribution Agreement.

Best regards,

/s/ Robert Cohen

Robert Cohen



AGREED TO AND
ACCEPTED BY:

/s/ Phillip Radlick
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Phillip Radlick
President/CEO
Cardima Incorporated